Exhibit 99.1

FOR IMMEDIATE RELEASE

David Kaplan

Verticalnet, Inc.

Ph: 610-695-2310, davidkaplan@verticalnet.com

Verticalnet Updates Third Quarter Financial Outlook

Company to Announce Third Quarter 2004 Results November 4th after Market Close

Malvern, PA, October 5, 2004 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of supply management solutions, updated its third quarter financial outlook today. For the quarter ended September 30, 2004, Verticalnet expects to report revenues in the range of $6.0 - $6.5 million compared to previous guidance of $7.0 – $8.0 million. The revised revenue guidance range represents an increase of approximately 215% - 240% over the $1.9 million revenue reported for the quarter ended September 30, 2003.

“We expect revenues for the third quarter to be below our previous guidance, primarily due to the delayed signing of certain customer contracts and slowdowns in several large implementations,” said Nathanael V. Lentz, Verticalnet President & CEO. “While missing our revenue guidance is a disappointment, we were quite pleased with the level of new business activity in the quarter. With eight new customers signing contracts for software licenses, consulting projects, or software pilots in the quarter, Verticalnet has surpassed any previous quarter with regard to new customer additions. Based on our recent marketplace success, strengthening pipeline, and successful integration of our recent B2eMarkets acquisition, I expect to see improved performance in the fourth quarter and beyond.

“We recognize the majority of our revenues on a time and material, percentage completion, or subscription basis,” said Gene S. Godick, Verticalnet EVP and CFO. “As a result, the project delays incurred during the summer months affected our revenue recognition for the quarter. During the last few weeks of September, we saw an acceleration of overall market activity. We expect that the implementation of projects signed in the third quarter will enable us to achieve sequential revenue growth in the fourth quarter.”

All statements relating to the Company’s third quarter financial performance contained in this release are preliminary and may change based on the Company’s management and independent auditors completion of customary quarterly closing and review procedures.

Verticalnet will announce the financial results as of, and for the quarter ended September 30, 2004 on Thursday, November 4, 2004 after the market closes. Verticalnet will host a conference call at 5:00 p.m. EDT to discuss the company’s third quarter financial results. The conference call will be webcast by Thomson/CCBN and can be accessed live at Verticalnet’s web site at www.verticalnet.com.

The webcast is also being distributed over Thomson/CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com. Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). For those that are unable to access the webcast, the conference call may be accessed by dialing the toll-free number +1-800-295-3991, and then entering the passcode 45739501. International participants can access the conference call by dialing +1- 617-614-3924, and then entering the passcode 45739501.

About Verticalnet

Verticalnet is a leading provider of supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet has helped numerous Global 2000 companies take their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise. To learn more, please visit us at www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s expected third quarter and fiscal year 2004 financial results, continuing improvement in our financial performance, sequential revenue growth, and revenue guidance, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” “scheduled,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq Stock Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in Verticalnet’s Annual Report on Form 10-K/A for the year ended December 31, 2003 and Verticalnet’s Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, which have been filed with the SEC. Verticalnet is making these statements as of October 5, 2004 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC.